EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2018 Fourth Quarter Financial Results
Record Annual Operating Revenues of $975.8 million, up 24%
Annual Net Income of $55.5 million (Adjusted $76.3 million)
EPS of $2.87 per share (Adjusted $3.98 per share)

New York, NY – December 11, 2018 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global financial services firm providing execution, risk management and advisory services, market intelligence and clearing services across asset classes and markets around the world, today announced its financial results for the fiscal year 2018 fourth quarter ended September 30, 2018.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated, “Fiscal 2018, was a record year for us with operating revenues approaching $1.0 billion, up 24% and pre-tax income exceeding $100 million for the first time. Every segment of our business achieved record annual operating revenues.
We were able to realize operating leverage by holding our fixed expense growth to 6% while significantly growing both volumes and operating revenues. This strong growth was indicative both of more favorable market conditions as well as market share gains across our platforms.”

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company will be included in our Annual Report on Form 10-K to be filed with the SEC. The Annual Report on Form 10-K will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(Unaudited) (in millions, except share and per share amounts)	2018	2017	% Change	2018	2017	% Change
Revenues:
Sales of physical commodities	$5,846.0	$12,187.0	(52)%	$26,682.4	$28,673.3	(7)%
Trading gains, net	92.2	85.3	8%	389.1	332.2	17%
Commission and clearing fees	85.2	70.9	20%	356.8	283.4	26%
Consulting, management, and account fees	17.7	17.3	2%	71.1	65.0	9%
Interest income	37.7	22.0	71%	123.3	69.7	77%
Total revenues	6,078.8	12,382.5	(51)%	27,622.7	29,423.6	(6)%
Cost of sales of physical commodities	5,835.6	12,177.4	(52)%	26,646.9	28,639.6	(7)%
Operating revenues	243.2	205.1	19%	975.8	784.0	24%
Transaction-based clearing expenses	43.1	35.1	23%	179.7	136.3	32%
Introducing broker commissions	32.4	26.9	20%	133.8	113.0	18%
Interest expense	25.3	12.0	111%	80.7	42.1	92%
Net operating revenues	142.4	131.1	9%	581.6	492.6	18%
Compensation and other expenses:
Compensation and benefits	85.4	73.0	17%	337.7	295.7	14%
Trade systems and market information	9.0	8.7	3%	34.7	34.4	1%
Occupancy and equipment rental	4.0	4.1	(2)%	16.5	15.2	9%
Professional fees	4.7	3.3	42%	18.1	15.2	19%
Travel and business development	3.6	3.7	(3)%	13.8	13.3	4%
Non-trading technology and support	3.6	2.7	33%	13.9	11.6	20%
Depreciation and amortization	3.2	2.6	23%	11.6	9.8	18%
Communications	1.3	1.1	18%	5.4	5.0	8%
Bad debts	1.2	0.4	200%	3.1	4.3	(28)%
Bad debt on physical coal	—	47.0	(100)%	1.0	47.0	(98)%
Other	5.9	7.0	(16)%	26.3	25.9	2%
Total compensation and other expenses	121.9	153.6	(21)%	482.1	477.4	1%
Other gain	—	—	—	2.0	—	n/m
Income (loss) before tax	20.5	(22.5)	n/m	101.5	15.2	568%
Income tax expense	4.8	1.1	336%	46.0	8.8	423%
Net income (loss)	$15.7	$(23.6)	n/m	$55.5	$6.4	767%
Earnings (loss) per share:
Basic	$0.83	$(1.27)	n/m	$2.93	$0.32	816%
Diluted	$0.81	$(1.27)	n/m	$2.87	$0.31	826%
Weighted-average number of common shares outstanding:
Basic	18,620,718	18,485,150	1%	18,549,011	18,395,987	1%
Diluted	18,992,960	18,485,150	3%	18,934,830	18,687,354	1%
n/m = not meaningful to present as a percentage

Impact of Tax Reform and Bad Debt on Physical Coal, Net of Incentive Recapture
The table below presents income (loss) before tax, income tax expense, net income (loss), diluted earnings (loss) per share and return (loss) on average stockholders’ equity as reported in accordance with Generally Accepted Accounting Principles (“GAAP”). The table below also presents adjusted income before tax, adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted return on average stockholders’ equity, which are non-GAAP measures. The “adjusted” non-GAAP amounts reflect each item after removing the impacts of H.R. 1, the Tax Cuts and Jobs Act (“Tax Reform”) and the bad debt on physical coal, net of incentive recapture for the last eight fiscal quarters. Management believes that presenting our results excluding Tax Reform and the bad debt on physical coal, net of incentive recapture is meaningful, as it increases the comparability of period-to-period results.

	Three Months Ended
(in millions)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
As reported, GAAP:
Income (loss) before tax	$20.5	$32.9	$29.5	$18.6	$(22.5)	$15.0	$14.3	$8.4
Income tax expense	(4.8)	(8.9)	(6.8)	(25.5)	(1.1)	(2.3)	(3.3)	(2.1)
Net income (loss)	$15.7	$24.0	$22.7	$(6.9)	$(23.6)	$12.7	$11.0	$6.3
Diluted earnings (loss) per share	$0.81	$1.25	$1.18	$(0.37)	$(1.27)	$0.66	$0.58	$0.34
Return (loss) on average stockholders’ equity	12.7%	20.1%	19.9%	(6.2)%	(20.5)%	10.9%	9.8%	5.8%

Adjusted (non-GAAP) (a):
Adjusted income before tax	$20.5	$32.9	$29.5	$19.6	$20.2	$15.0	$14.3	$8.4
Adjusted income tax expense	(5.1)	(8.9)	(7.6)	(4.6)	(4.4)	(2.3)	(3.3)	(2.1)
Adjusted net income	$15.4	$24.0	$21.9	$15.0	$15.8	$12.7	$11.0	$6.3
Adjusted diluted earnings per share	$0.80	$1.25	$1.15	$0.78	$0.83	$0.66	$0.58	$0.34
Adjusted return on average stockholders’ equity	11.1%	17.9%	17.0%	12.1%	13.2%	10.9%	9.8%	5.8%
(a) Adjusted income before tax, adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted return on average stockholders’ equity are non-GAAP measures. A reconciliation between the GAAP and non-GAAP amounts listed above is provided in Appendix A.
Interest Income/Expense
Overall interest income increased $15.7 million to $37.7 million in the fourth quarter, as a result of an increase in short term interest rates, as well as increased activity in our domestic institutional fixed income and securities lending businesses. Average client equity in the Financial Ag & Energy and Exchange-Traded Futures & Options components of our Commercial Hedging and Clearing & Execution Services (“CES”) segments was $2.3 billion, increasing 12% in the fourth quarter compared to the prior year, which combined with an increase in short-term interest rates resulted in an aggregate $6.0 million increase in interest income in these businesses. Our domestic institutional fixed income business had an increase in interest income of $5.4 million in the fourth quarter over the prior year. In addition, interest income increased $3.5 million from securities lending started up during fiscal 2017 in our Equity Capital Markets business (formerly referred to as Equity Market-Making).
We currently maintain U.S. Treasury bills, interest earning cash deposits with banks, clearing organizations and counterparties as part of our interest rate management strategy.
Interest expense increased 111% to $25.3 million in the fourth quarter compared to $12.0 million in the prior year. The increase in expense is related to the trading activities of our institutional dealer in fixed income securities, which resulted in higher interest expense of $6.0 million. Also, an increase in short-term rates resulted in higher amounts rebated to customers in our Exchange-Traded Futures & Options component, as well as higher costs related to our securities lending business started up during fiscal 2017 in our Equity Capital Markets business. Additionally, higher average borrowings outstanding on the credit facility available for our physical commodity financing resulted in increased expense.

Non-interest Expenses and Key Operating Metrics
The following table reflects a breakout of total non-interest expenses by variable and non-variable components, which is used by management in evaluating our non-interest expenses, for the periods indicated.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(in millions)	2018	2017	% Change	2018	2017	% Change
Variable compensation and benefits	$44.5	$34.0	31%	$174.1	$138.7	26%
Transaction-based clearing expenses	43.1	35.1	23%	179.7	136.3	32%
Introducing broker commissions	32.4	26.9	20%	133.8	113.0	18%
Total variable expenses	120.0	96.0	25%	487.6	388.0	26%
Fixed compensation and benefits	40.9	39.0	5%	163.6	157.0	4%
Other fixed expenses	35.3	33.2	6%	140.3	130.4	8%
Bad debts	1.2	0.4	200%	3.1	4.3	(28)%
Bad debt on physical coal	—	47.0	(100)%	1.0	47.0	(98)%
Total non-variable expenses	77.4	119.6	(35)%	308.0	338.7	(9)%
Total non-interest expenses	$197.4	$215.6	(8)%	$795.6	$726.7	9%
The following table reflects key operating metrics used by management in evaluating our product lines, for the periods indicated.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
	2018	2017	% Change	2018	2017	% Change
Volumes and Other Data:
Exchange-traded - futures and options (contracts, 000’s)	31,295.8	25,385.4	23%	129,486.5	99,148.4	31%
OTC (contracts, 000’s)	417.1	374.6	11%	1,582.9	1,410.0	12%
Global Payments (# of payments, 000’s)	158.3	172.8	(8)%	639.5	648.9	(1)%
Gold equivalent ounces traded (000’s)	90,727.5	49,113.1	85%	251,530.2	137,235.3	83%
Equity Capital Markets (gross dollar volume, millions)	$30,683.1	$20,505.1	50%	$117,771.7	$87,789.8	34%
Debt Capital Markets (gross dollar volume, millions)	$42,417.0	$30,701.1	38%	$134,032.0	$133,352.3	1%
FX Prime Brokerage volume (U.S. notional, millions)	$70,938.0	$133,772.3	(47)%	$401,116.9	$620,917.8	(35)%
Average assets under management in Argentina (U.S. dollar, millions)	$297.9	$547.6	(46)%	$424.9	$564.9	(25)%
Average client equity - futures and options (millions)	$2,280.8	$2,031.1	12%	$2,180.4	$2,015.9	8%

Balance Sheet Summary
The following table below provides a summary of asset, liability, and stockholders’ equity information for the periods indicated.

(in millions, except for share and per share amounts)	September 30, 2018	September 30, 2017
Summary asset information:
Cash and cash equivalents	$342.3	$314.9
Cash, securities and other assets segregated under federal and other regulations	$1,408.7	$518.8
Securities purchased under agreements to resell	$870.8	$406.6
Securities borrowed	$225.5	$86.6
Deposits with and receivables from broker-dealers, clearing organizations and counterparties	$2,234.5	$2,625.1
Receivables from clients, net and notes receivable	$291.8	$243.3
Financial instruments owned, at fair value	$2,054.8	$1,731.8
Physical commodities inventory	$222.5	$124.8
Goodwill and intangible assets, net	$59.8	$59.4
Other	$114.0	$132.1

Summary liability and stockholders’ equity information:
Payables to clients	$3,639.6	$3,072.9
Payables to broker-dealers, clearing organizations and counterparties	$89.5	$125.7
Payables to lenders under loans	$355.2	$230.2
Accounts payable and other accrued liabilities	$145.4	$135.6
Securities sold under agreements to repurchase	$1,936.7	$1,393.1
Securities loaned	$277.9	$111.1
Financial instruments sold, not yet purchased, at fair value	$866.5	$717.6
Income taxes payable	$8.6	$7.3
Stockholders’ equity	$505.3	$449.9

Common stock outstanding - shares	18,908,540	18,733,286
Net asset value per share	$26.72	$24.02

Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(in millions)	2018	2017	% Change	2018	2017	% Change
Segment operating revenues (loss) represented by:
Commercial Hedging	$69.0	$67.3	3%	$286.7	$244.6	17%
Global Payments	25.2	22.1	14%	99.2	89.2	11%
Securities	47.8	36.4	31%	196.2	151.7	29%
Physical Commodities	15.9	11.8	35%	56.9	44.8	27%
Clearing and Execution Services	83.3	66.6	25%	332.4	259.8	28%
Corporate unallocated	2.0	0.9	122%	4.4	(6.1)	n/m
Operating revenues	$243.2	$205.1	19%	$975.8	$784.0	24%
The following table reflects segment income by segment for the periods indicated.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(in millions)	2018	2017	% Change	2018	2017	% Change
Segment income (loss) represented by:
Commercial Hedging	$22.4	$22.4	—%	$96.4	$72.8	32%
Global Payments	15.7	12.8	23%	59.8	50.6	18%
Securities	6.7	9.1	(26)%	40.8	46.6	(12)%
Physical Commodities	4.8	(42.6)	n/m	16.6	(31.4)	n/m
Clearing and Execution Services	11.4	10.3	11%	48.3	30.4	59%
Total segment income	$61.0	$12.0	408%	$261.9	$169.0	55%
Reconciliation of segment income to income before tax:
Segment income	$61.0	$12.0	408%	$261.9	$169.0	55%
Net costs not allocated to operating segments	40.5	34.5	17%	162.4	153.8	6%
Other gain	—	—	—	2.0	—	n/m
Income (loss) before tax	$20.5	$(22.5)	n/m	$101.5	$15.2	568%
Commercial Hedging
In our Commercial Hedging segment, we serve our commercial clients through our team of risk management consultants, providing a high-value-added service that we believe differentiates us from our competitors and maximizes the opportunity to retain our clients. Our risk management consulting services are designed to quantify and monitor commercial entities’ exposure to commodity and financial risk. Upon assessing this exposure, we develop a plan to control and hedge these risks with post-trade reporting against specific client objectives. Our clients are assisted in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options, to basic over-the-counter (“OTC”) instruments that offer greater flexibility and structured OTC products designed for customized solutions. These services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the London Metal Exchange (“LME”).
Operating revenues increased 3% to $69.0 million in the fourth quarter compared to $67.3 million in the prior year. Exchange-traded revenues increased 8%, to $35.2 million in the fourth quarter, resulting primarily from an increase in agricultural market revenues driven by an increased activity from clients in both food service and dairy markets as well as in soft commodities, including coffee, cotton and sugar. In addition, we saw an increase in exchange-traded revenues from omnibus relationships introduced by our commercial hedging employees in the fourth quarter. Overall exchange-traded contract volumes increased 30%, while the average rate per contract decreased 3% versus the prior year to $5.20.
OTC revenues decreased 13%, to $23.3 million in the fourth quarter, despite an 11% increase in OTC volumes due to a 21% decrease in the average rate per contract compared to the prior year. These decreases were the result of a narrowing of spreads in the global grain and energy markets.
Consulting, management, and account fees were relatively unchanged compared to the prior year, while interest income increased 58%, to $6.8 million compared to the prior year. The increase in interest income was primarily driven by an increase in short-term rates as well as a result of a 7% increase versus the prior year in average client equity to $1.0 billion in the fourth quarter.

Segment income was unchanged versus the prior year at $22.4 million, as the increase in operating revenues were offset by an increase in interest expense as well as in both variable and non-variable direct expenses. Non-variable direct expenses increased $0.3 million, primarily related to a $0.8 million increase in bad debt expense versus the prior year related to clients in our agricultural commodities OTC business. Variable expenses, excluding interest, expressed as a percentage of operating revenues were 42% in the fourth quarter and in the prior year.
Global Payments
Our Global Payments segment provides global payment solutions to banks and commercial businesses as well as charities, non-governmental organizations and government organizations. We offer payments services in more than 170 countries and 140 currencies, which we believe is more than any other payments solution provider, and provide competitive and transparent pricing.
Operating revenues increased 14% to $25.2 million in the fourth quarter compared to $22.1 million in the prior year. The volume of payments made declined 8% versus the prior year period while the average revenue per trade increased by 23% compared to the prior year period. Similar to the prior quarters of fiscal 2018, the volume of payments has declined while the average revenue per trade has increased compared to comparable periods of fiscal 2017, as certain commercial clients who had previously transacted their individual high volume but low value payments through our platform, opened their own bank accounts in certain countries to which we had made payments into on their behalf. Although this process change may lower our number of payments, we still provide the foreign currency funding payments into these clients’ accounts on an aggregated basis in these countries. Overall, operating revenues increased in the fourth quarter compared to the prior year period as a result of an increase in both the number of active clients and the dollar value of the payments made versus the prior year.
Segment income increased 23% to $15.7 million in the fourth quarter compared to $12.8 million in the prior year. This increase primarily resulted from the increase in operating revenues and a decrease in non-variable direct expenses, partially offset by an increase in variable expenses versus the prior year period. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 24% in the fourth quarter compared to 25% in the prior year, mainly as a result of a decrease in introducing broker commissions.
Securities
In our Securities segment, we provide value-added solutions that facilitate cross border trading and believe our clients value our ability to manage complex transactions, including foreign exchange, utilizing our local understanding of market convention, liquidity and settlement protocols around the world. Our clients include U.S.-based regional and national broker-dealers and institutions seeking access to the U.S. securities markets. We act as an institutional dealer in fixed income securities, including U.S. Treasuries, U.S. government agency, agency mortgage-backed and asset-backed securities to a client base including asset managers, commercial bank trust and investment departments, broker-dealers and insurance companies. In addition, we also originate, structure and place debt instruments in the international and domestic capital markets as well as operate an asset management business in Argentina.
Operating revenues increased 31% to $47.8 million in the fourth quarter compared to $36.4 million in the prior year.
Operating revenues in our Securities segment are comprised of activities in three primary product lines, Equity Capital Markets (formerly referred to as Equity Market-Making), Debt Capital Markets (formerly referred to as Debt Trading, and now also includes previously referenced Investment Banking) and Asset Management. Operating revenues in Equity Capital Markets increased 74%, to $22.4 million, in the fourth quarter compared to the prior year period. Gross dollar volume traded increased 50%, driven by increased market volatility, the on-boarding of new clients and an increase in market share, while the average revenue per $1,000 traded was flat with the prior year. Equity Capital Markets operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the condensed consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in Debt Capital Markets increased $4.6 million or 22% in the fourth quarter compared to the prior year as higher operating revenues in our domestic institutional fixed income business were offset by lower operating revenues in our Argentina operations due to difficult local economic conditions including spikes in both local interest rates and deteriorating value of the local currency. Asset Management operating revenues declined 90% in the fourth quarter compared to the prior year as this business faced the same headwinds as our Argentine debt capital markets business, resulting in the average assets under management declining 46% to $297.9 million in the fourth quarter compared to $547.6 million in the prior year.
Segment income decreased 26% to $6.7 million in the fourth quarter compared to $9.1 million in the prior year. The increase in operating revenues was partially offset by an increase in interest expense in our domestic institutional fixed income and securities lending businesses. Variable expenses, excluding interest, expressed as a percentage of operating revenues increased to 34% in the fourth quarter compared to 32% in the prior year, primarily as the result of an increase in transaction-based clearing expenses.

Physical Commodities
In our Physical Commodities segment, we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers and investors in precious metals. Additionally, we act as principal to facilitate financing, structured pricing and logistics services to clients across the commodity complex, including energy commodities, grains, oil seeds, cotton, coffee, cocoa, edible oils and feed products.
Operating revenues for Physical Commodities increased 35% to $15.9 million in the fourth quarter compared to $11.8 million in the prior year.
Precious Metals operating revenues decreased 4% to $7.4 million in the fourth quarter compared to $7.7 million in the prior year despite an 85% increase in the number of ounces traded, which was partially offset by a 50% decline in the average revenue per ounce traded compared to the prior year.
Operating revenues in Physical Ag & Energy increased 108% to $8.5 million in the fourth quarter compared to the prior year. The increase in operating revenues is largely due to increased trading activity in our U.S. subsidiary, FCStone Merchant Services, LLC, across multiple commodities including edible oils, industrial feedstock for biodiesel facilities and energy along with an increase in its commodity financing programs with clients.
Physical Commodities recorded segment income of $4.8 million in the fourth quarter compared to a segment loss of $42.6 million in the prior year. The increase in operating revenues, partially offset by an increase in non-variable expenses, excluding bad debt on physical coal, contributed to the segment income increase. The prior year segment loss was primarily a result of a $47.0 million bad debt charge in our Physical Ag & Energy business related to our Singapore physical coal business, which we exited during the first quarter of fiscal 2018.
Clearing and Execution Services
We provide competitive and efficient clearing and execution in all major futures and securities exchanges globally as well as prime brokerage in major foreign currency pairs and swap transactions. Through our platform, client orders are accepted and directed to the appropriate exchange for execution. We then facilitate the clearing of client transactions. Clearing involves the matching of client trades with the exchange, the collection and management of client margin deposits to support the transactions, and the accounting and reporting of the transactions to clients.
As of September 30, 2018, we held $2.6 billion in required client segregated assets, which we believe makes us the third largest independent futures commission merchant (“FCM”) in the United States not affiliated with a major financial institution or commodity intermediary, end-user or producer, as measured by required client segregated assets. We seek to leverage our capabilities and capacity by offering facilities management or outsourcing solutions to other FCM’s.
We are an independent full-service provider to introducing broker-dealers (“IBD’s”) of clearing, custody, research, syndicated and security-based lending products and services, including a proprietary technology platform which offers seamless connectivity to ensure a positive client experience through the clearing and settlement process. Our independent wealth management business, which offers a comprehensive product suite to retail clients nationwide, clears through this platform. We believe we are one of the leading mid-market clearer’s in the securities industry, with approximately 50 correspondent clearing relationships with over $15 billion in assets under management or administration as of September 30, 2018.
Within this segment, we also maintain what we believe is one of the largest non-bank prime brokers and swap dealers in the world. Through this offering, we provide prime brokerage foreign exchange (“FX”) services to financial institutions and professional traders. We provide our clients with the full range of OTC products, including 24-hour a day execution of spot, forwards and options as well as non-deliverable forwards in both liquid and exotic currencies. We also operate a proprietary foreign exchange desk that arbitrages the exchange-traded foreign exchange markets with the cash markets.
Through our London-based Europe, Middle East and Africa (“EMEA”) oil voice brokerage business, we employ over 30 employees providing brokerage services across the fuel, crude and middle distillates markets with over 200 well known commercial and institutional clients throughout Europe, the Middle East and Africa.
Operating revenues increased 25% to $83.3 million in the fourth quarter compared to $66.6 million in the prior year.
Operating revenues in our Exchange-Traded Futures & Options business increased 56% to $47.1 million in the fourth quarter compared to $30.1 million in the prior year as a result of a 27% increase in exchange-traded volumes and a 17% increase in the average rate per contract compared to the prior year period. In addition, interest income in the Exchange-Traded Futures & Options business increased $3.9 million to $6.7 million in the fourth quarter due to an increase in short-term rates and a 17% increase in average client equity to $1.3 billion.
Operating revenues in our FX Prime Brokerage decreased 23% compared to the prior year to $3.4 million in the fourth quarter, impacted by a 47% decline in foreign exchange volumes.

Correspondent Clearing operating revenues increased 14% compared to the prior year to $8.4 million in the fourth quarter, while operating revenues in Independent Wealth Management increased 1% versus the prior year to $17.7 million. Included within these operating revenues, Correspondent Clearing and Independent Wealth Management businesses had interest income of $2.5 million and $0.1 million, respectively. Operating revenues in Derivative Voice Brokerage declined 1% to $6.7 million in the fourth quarter compared to the prior year.
Segment income increased to $11.4 million in the fourth quarter compared to $10.3 million in the prior year, primarily as a result of the increase in operating revenues, partially offset by an increase in variable expenses and a $0.6 million increase in non-variable direct expenses. Segment income in the fourth quarter of fiscal 2018 and fiscal 2017 includes a $0.9 million quarterly charge to compensation and benefits per the terms of the acquisition of the oil voice brokerage business. Per the terms of the acquisition, this charge terminates at the end of fiscal 2018. Variable expenses, excluding interest, as a percentage of operating revenues were 69% in the fourth quarter compared to 67% in the prior year.

Conference Call & Web Cast
A conference call will be held tomorrow, Wednesday, December 12, 2018 at 9:00 a.m. Eastern time. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through December 19, 2018. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 4699125.
About INTL FCStone Inc.
INTL FCStone Inc., through its subsidiaries, is a leading provider of execution, risk management and advisory services, market intelligence, and clearing services across asset classes and markets around the world.
Serving more than 20,000 clients in 130 countries on five continents, the company provides products and services across five market segments: commercial hedging, global payments, securities, physical commodities, and clearing and execution services. Our clients include the producers, processors and end users of virtually every major traded commodity, as well as asset managers, introducing broker-dealers, insurance companies, brokers, institutional and retail investors, commercial and investment banks, and governmental, non-governmental and charitable organizations. A Fortune 500 company headquartered in New York City, the company is listed on the Nasdaq under the ticker symbol “INTL”.
Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bruce Fields
1-866-522-7188
bruce.fields@intlfcstone.com

Appendix A
The “adjusted” non-GAAP amounts reflect each item after removing the impacts of Tax Reform and the bad debt on physical coal, net of incentive recapture for the last eight fiscal quarters. Management believes that presenting our results excluding Tax Reform and the bad debt on physical coal, net of incentive recapture is meaningful, as it increases the comparability of period-to-period results.

	Three Months Ended
(in millions)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Reconciliation of income (loss) before tax to adjusted non-GAAP amounts:
Income (loss) before tax, as reported (GAAP)	$20.5	$32.9	$29.5	$18.6	$(22.5)	$15.0	$14.3	$8.4
Bad debt on physical coal, net of incentive recapture (a)	—	—	—	1.0	42.7	—	—	—
Adjusted income before tax (non-GAAP)	$20.5	$32.9	$29.5	$19.6	$20.2	$15.0	$14.3	$8.4

Reconciliation of income tax expense to adjusted non-GAAP amounts:
Income tax expense, as reported (GAAP)	$(4.8)	$(8.9)	$(6.8)	$(25.5)	$(1.1)	$(2.3)	$(3.3)	$(2.1)
Tax effect of bad debt on physical coal, net of incentive recapture	—	—	—	—	(3.3)	—	—	—
Impact of Tax Reform (b)	(0.3)	—	(0.8)	20.9	—	—	—	—
Adjusted income tax expense (non-GAAP)	$(5.1)	$(8.9)	$(7.6)	$(4.6)	$(4.4)	$(2.3)	$(3.3)	$(2.1)

Reconciliation of net income (loss) to adjusted non-GAAP amounts:
Net income (loss), as reported (GAAP)	$15.7	$24.0	$22.7	$(6.9)	$(23.6)	$12.7	$11.0	$6.3
Bad debt on physical coal, net of incentive recapture, net of tax	—	—	—	1.0	39.4	—	—	—
Impact of Tax Reform	(0.3)	—	(0.8)	20.9	—	—	—	—
Adjusted net income (non-GAAP)	$15.4	$24.0	$21.9	$15.0	$15.8	$12.7	$11.0	$6.3

	Three Months Ended
(in millions)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Calculation of adjusted diluted earnings per share:
Adjusted net income (non-GAAP)	$15.4	$24.0	$21.9	$15.0	$15.8	$12.7	$11.0	$6.3
Less: Allocation to participating securities (c)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.2)	(0.1)
Adjusted net income allocated to common stockholders (non-GAAP)	$15.1	$23.7	$21.6	$14.7	$15.5	$12.4	$10.8	$6.2
Divided by diluted weighted-average common shares used in the calculation of adjusted diluted earnings per share	18,992,960	18,976,898	18,859,333	18,786,145	18,768,660	18,702,128	18,661,418	18,484,995
Adjusted diluted earnings per share (non-GAAP)	$0.80	$1.25	$1.15	$0.78	$0.83	$0.66	$0.58	$0.34

	Three Months Ended
(in millions)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Calculation of diluted weighted-average common shares used in the calculation of adjusted diluted earnings per share:
Weighted-average number of common shares outstanding, as reported	18,620,718	18,597,165	18,559,849	18,419,072	18,485,150	18,447,053	18,404,236	18,248,244
Effect of dilutive securities (d)	372,242	379,733	299,484	367,073	283,510	255,075	257,182	236,751
Diluted weighted-average common shares used in the calculation of adjusted diluted earnings per share	18,992,960	18,976,898	18,859,333	18,786,145	18,768,660	18,702,128	18,661,418	18,484,995

(in millions)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Reconciliation of stockholders’ equity to adjusted non-GAAP amounts:
Stockholders’ equity, as reported	$505.3	$487.7	$466.6	$443.2	$449.9	$469.1	$455.7	$442.6
Bad debt on physical coal, net of incentive recapture, net of tax	40.4	40.4	40.4	40.4	39.4	—	—	—
Impact of Tax Reform	19.8	20.1	20.1	20.9	—	—	—	—
Adjusted stockholders’ equity (non-GAAP)	$565.5	$548.2	$527.1	$504.5	$489.3	$469.1	$455.7	$442.6
(a) During the three months ended September 30, 2017, fiscal 2017 incentive accruals for the executive team were reversed as a direct result of the bad debt on physical coal.
(b) Impact of Tax Reform includes tax (benefit) expense of ($0.3) million, ($0.8) million and $20.9 million for the three months ended September 30, 2018, March 31, 2018 and December 31, 2017, respectively.
(c) For the three months ended December 31, 2017 and September 30, 2017, there were no amounts allocated to participating securities, as reported, due to net losses in each of the periods. In conjunction with the consideration of adjusted net income (non-GAAP), amounts allocated to participating securities has now been included for the periods. For the three months ended September 30, 2018, June 30, 2018, March 31, 2018, June 30, 2017, March 31, 2017 and December 31, 2016, the amounts allocated to participating securities are included as reported.
(d) For the three months ended December 31, 2017 and September 30, 2017, there were no amount of dilutive securities, as reported, due to net losses in each of the periods. In conjunction with the consideration of adjusted net income (non-GAAP), an amount of dilutive securities has now been included for the periods. For the three months ended September 30, 2018, June 30, 2018, March 31, 2018, June 30, 2017, March 31, 2017 and December 31, 2016, the dilutive securities are included as reported.